STRADLEY                          Stradley Ronon Stevens & Young, LLP
   RONON                                     2600 One Commerce Square
ATTORNEYS AT LAW                          Philadelphia, PA 19103-7098
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                            May 6, 2009





Board of Trustees
Franklin Custodian Funds
One Franklin Parkway
San Mateo, CA 94403-1906


           RE:  AGREEMENT AND PLAN OF  REORGANIZATION  (THE "PLAN")
                ENTERED INTO ON MAY 4, 2009 BY FRANKLIN   CUSTODIAN
                FUNDS, A DELAWARE STATUTORY TRUST ("ACQUIRING TRUST"), ON BEHALF OF ITS SERIES, FRANKLIN GROWTH FUND ("ACQUIRING FUND") AND FRANKLIN CAPITAL GROWTH FUND ("TARGET FUND")

Ladies and Gentlemen:

      You have requested our opinion concerning certain federal income tax consequences of the reorganization of Target Fund (the "Reorganization"), which will consist of: (i) the acquisition by Acquiring Trust, on behalf of Acquiring Fund, of substantially all of the property, assets and goodwill of Target Fund in exchange solely for full and fractional Class A, Class B, Class C, Class R, and Advisor Class shares of beneficial interest, which are voting securities with no par value, of Acquiring Fund ("Acquiring Fund Shares"); (ii) the distribution of Acquiring Fund Shares to the holders of Class A, Class B, Class C, Class R, and Advisor Class shares of beneficial interest of Target Fund ("Target Fund Shares") according to their respective interests in Target Fund in complete liquidation of Target Fund; and (iii) the dissolution of Target Fund as soon as is practicable after the closing (hereinafter called the "Closing"), all upon and subject to the terms and conditions of the Plan.

      In rendering  our opinion,  we have reviewed and relied upon:
(a) a copy of the executed Plan, dated as of May 6, 2009; (b) the combined proxy statement/prospectus provided to shareholders of Target Fund in connection with a Special Meeting of Shareholders of Target Fund held on April 9, 2009; (c) certain representations concerning the Reorganization made to us by Acquiring Trust in a letter dated May 6, 2009 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All capitalized terms used herein, unless otherwise defined, are used as defined in the Plan.

      For  purposes of this  opinion,  we have  assumed that Target
Fund, on the Closing of the Reorganization, satisfies, and immediately following the Closing of the Reorganization,
Acquiring  Fund will  continue  to  satisfy,  the  requirements  of
Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as regulated investment companies.

      Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for Target Fund and Acquiring Fund, it is our opinion that:

           1. The acquisition by Acquiring Fund of substantially all of the assets of Target Fund, as provided for in the Plan, in exchange solely for Acquiring Fund Shares, followed by the distribution by Target Fund to its shareholders of Acquiring Fund Shares in complete liquidation of Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Target Fund and Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

           2. No gain or loss will be recognized by Target Fund upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to
Section 361(a) and Section 357(a) of the Code.

           3. No gain or loss will be recognized by Acquiring Fund upon the receipt by it of substantially all of the assets of Target Fund in exchange solely for the issuance of Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

           4. No gain or loss will be recognized by Target Fund upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in complete liquidation (in pursuance of the Plan) pursuant to Section 361(c)(1) of the Code.

           5. The tax basis of the assets of Target Fund received by Acquiring Fund will be the same as the tax basis of such assets in the hands of Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

           6. The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund pursuant to Section 1223(2) of the Code.
           7. No gain or loss will be recognized by the shareholders of Target Fund upon the exchange of all of their Target Fund Shares for Acquiring Fund Shares pursuant to Section 354(a) of the Code.

           8. The aggregate tax basis of Acquiring Fund Shares to be received by each shareholder of Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

           9. The holding period of Acquiring Fund Shares received by a shareholder of Target Fund (including fractional shares to which they may be entitled) will include the holding period of Target Fund Shares exchanged therefor, provided that the shareholder held Target Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

           10. Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the "Income Tax
Regulations"),  the items of Target  Fund  described  in  Section
381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations,

      Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

      Our opinion is conditioned upon the performance by Acquiring Trust on behalf of Target Fund and Acquiring Fund, of their undertakings in the Plan and the Representation Letter. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

      This opinion is being rendered to Acquiring Fund and Target Fund, and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

                          Very truly yours,

                          STRADLEY RONON STEVENS & YOUNG, LLP

                          /s/ Stradley Ronon Stevens & Young, LLP